Performance Vested Option Master Stock Option Agreement 2006 Plan (Non US Performance Version 2007)

NU SKIN ENTERPRISES, INC.
STOCK OPTION GRANT NOTICE
2006 STOCK INCENTIVE PLAN
FOR NON-U.S. EMPLOYEES

        Nu Skin Enterprises, Inc. (“Company”), pursuant to its 2006 Stock Incentive Plan (“Plan”) and the 2006 Stock Incentive Plan Master Stock Option Agreement, together with the Appendix for your country of residence (if any) (collectively, the “Master Agreement”) previously entered into by the parties, hereby grants to the “Optionholder” identified below an option to purchase the number of shares of the Company’s common stock (“Shares”) set forth below. This option is subject to all of the terms and conditions set forth in this Stock Option Grant Notice (the “Grant Notice”), the Master Agreement and the Plan, all of which are incorporated herein in their entirety. Any capitalized terms not defined herein shall have the meaning provided to such terms in the Plan.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share): US$
Total Exercise Price:
Expiration Date:

Type of Grant:	Nonstatutory Stock Option

Exercise Schedule:	Same as Vesting Schedule.

Vesting Schedule:

(a) 50% of the Options shall vest at such time as the Company’s earnings per share for the previous 12 months (determined on a quarterly basis by the Compensation Committee on the date the Company’ files its Quarterly Report on Form 10-Q with the Securities and Exchange Commission or within a reasonable time thereafter) equals or exceeds $1.50 per share.

(b) The remaining 50% of the Options shall vest at such time as the Company’s earnings per share for the previous 12 months (determined on a quarterly basis by the Compensation Committee on the date the Company’ files its Quarterly Report on Form 10-Q with the Securities and Exchange Commission or within a reasonable time thereafter) equals or exceeds $2.00 per share.

(c) For purposes of the foregoing, “earnings per share” shall mean fully-diluted earnings per share calculated in accordance with generally accepted accounting principles; provided, however, that the following shall be excluded from the calculation of “earnings per share: (A) asset write-downs, (B) litigation or claim judgments or settlements related to claims arising prior to the Date of Grant or claims based, in whole or in part, on events or actions occurring prior to the Date of Grant, (C) accruals for recapitalization, reorganization and restructuring programs, (D) the discontinuation, disposal or acquisition of a business or division, and (E) any other extraordinary items. The Compensation Committee shall review and approve the calculation of “earnings per share,” and shall determine, exercising its judgment, the items to be excluded pursuant to the exceptions set forth above, which determination shall be binding on the Company and the Optionholder. The respective vesting dates under (a) and (b) above shall be the date that the Compensation Committee approves the calculation of earnings per share that meet or exceed the performance measures set forth in (a) or (b) above, as the case may be.

In the event any Options have not vested on or prior to the second business day following th filing of the Company’s annual report for the year ended December 31, 2012, all unvested options shall immediately terminate.

Payment:         By cash or check
                             Same day sale program (if permitted by the Board)

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees that his or her Option is subject to this Grant Notice, the Master Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Master Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of Shares covered by this Grant Notice and supersedes all prior oral and written agreements on that subject with the exception of the agreements, if any, listed below. To the extent that this Grant Notice varies the terms of the Master Agreement, this Grant Notice will prevail only with respect to Options granted pursuant to this Grant Notice.

         Other Agreements:

NU SKIN ENTERPRISES, INC.

By:
       Signature
Title:
Date:

NU SKIN ENTERPRISES, INC.
2006 STOCK INCENTIVE PLAN
MASTER STOCK OPTION AGREEMENT
FOR NON-U.S. EMPLOYEES

This Master Stock Option Agreement, together with the Appendix for your country of residence (if any) (collectively, the “Master Agreement”), is made and entered into effective as of __________________ (the “Effective Date”) by and between Nu Skin Enterprises, Inc., a Delaware corporation (the “Company” ), and ___________________ subject to the terms and conditions of the Nu Skin Enterprises, Inc. 2006 Stock Incentive Plan and any sub-plan for your country of residence (collectively, the “Plan”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Master Agreement, the terms and conditions of the Plan shall prevail. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Master Agreement.

1.

Master Agreement. By executing this Master Agreement, you agree that this Master Agreement shall govern all Options granted to you under the Plan on or after the Effective Date pursuant to a Stock Option Grant Notice (“Grant Notice”) that incorporates by reference the terms of this Master Agreement. Each Option grant that is intended to be governed by this Master Agreement shall incorporate all of the terms and conditions of this Master Agreement and shall contain such other terms and conditions as the Committee shall establish for the grant of options covered by such Grant Notice. In the event of a conflict between the language of this Master Agreement and any Grant Notice, the language of the Grant Notice shall prevail with respect to Options granted pursuant to that Grant Notice. In order to be effective, the Grant Notice must be executed by a duly authorized executive officer of the Company. You will not be required to sign each Grant Notice, but you shall be deemed to have accepted the Grant Notice (and all of the terms and conditions set forth therein) unless you provide written notice to the Plan Administrator of your rejection of the Grant Notice and all of the Options granted pursuant to such Grant Notice within 20 days after receipt of the Grant Notice.

2.	Appendix. Notwithstanding any provision in this Master Agreement, the Options shall be subject to any special terms and conditions as set forth in the Appendix for your country of residence, if any.

3.

Grant of Option. The Company grants to you, as of the Date of Grant specified in the Grant Notice, an Option to purchase up to the number of shares of the Company’s Common Stock (“Shares”) specified in the Grant Notice.

4.	Vesting.

(a)

Each Option will vest and become exercisable as set forth in the applicable Grant Notice, provided that vesting will cease upon the termination of your Continuous Service, as described in Section 16(i) of this Master Agreement.

(b)

Notwithstanding any provision in the Master Agreement to the contrary, if, during the two-year period following a Change of Control, your Continuous Service is terminated other than for Cause, or if you terminate your Continuous Service for “Good Reason,” the vesting of each Option governed by this Master Agreement shall be accelerated such that it shall be deemed to be vested in full immediately prior to the termination of your Continuous Service.

         For purposes of this Master Agreement:

“Cause” shall have the meaning set forth in the Plan.

“Change of Control” shall have the meaning set forth in the Plan.

“Good Reason” means the occurrence of any of the following, without your express written consent, after the occurrence of a Change of Control:

    (i)        the assignment to you of any duties inconsistent in any material adverse respect with your position, authority or responsibilities as in effect immediately prior to a Change of Control, or any other material adverse change in such position, including authority or responsibilities;

    (ii)        any failure by the Company (or any successor company) to continue to provide you with base pay, incentive compensation opportunities, and other material benefits (including, but not limited to, savings plans, defined benefit plans, welfare benefit plans and perquisites) at a level which is, in the aggregate, at least equal to that in effect immediately prior to a Change of Control, but shall not include any reduction in incentive compensation opportunities or other material benefits granted by the Company that are part of an across-the-board reduction of the incentive compensation or other material benefits of employees who are similarly situated with respect to you;

    (iii)        the Company’s (or any successor company’s) requiring you to be based at any office or location more than 49 miles from that location at which you performed your services immediately prior to the Change of Control, except for travel reasonably required in the performance of your responsibilities; or

    (iv)        any failure by the Company or an Affiliate to obtain the commitment of any successor in interest or failure on the part of such successor in interest to perform the obligations to you under this Agreement or any employee-related obligations assumed by the successor in interest in connection with its acquisition of the Company or an Affiliate.

The occurrence of the events or conditions in clauses (i)-(iv) shall not constitute Good Reason unless you provide written notice of the action(s) or omission(s) deemed to constitute Good Reason and the Company (or any successor company) or, if applicable, an Affiliate fails to remedy such action(s) or omission(s) within 30 days after the receipt of such written notice. In no event shall the mere occurrence of a Change of Control, absent any further impact on you, be deemed to constitute Good Reason.

5.

Exercise Price. Your Option may be exercised, to the extent vested, prior to the Expiration Date (unless earlier terminated) at the Exercise Price (Per Share) specified in the applicable Grant Notice. The Exercise Price indicated in your Grant Notice may be adjusted from time to time for various adjustments in the Company’s equity capital structure, as provided in the Plan.

6.	Method of Payment.

(a)

Payment of the Exercise Price with respect to the exercised Option is due in full upon exercise of all or any part of your Option. You may elect to make payment of the Exercise Price in cash, by check or pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate Exercise Price to the Company from the sales proceeds. Notwithstanding the terms of the previous sentence, you may not be permitted to exercise your Option pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board if such exercise would violate the provisions of Section 402 of the Sarbanes-Oxley Act of 2002.

    (b)        The Company may permit you to make payment of the Exercise Price in any other form of legal consideration that may be acceptable to the Board, in its sole discretion.

7.	Whole Shares. You may exercise your Option only for whole Shares.

8.	Compliance.

(a)

Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your Option unless the Shares issuable upon such exercise are then registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Option must also comply with other applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

(b)

Plan Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your Option if the terms of the Plan do not permit the exercise of Options, or if the Company exercises its rights under the Plan to suspend, delay or restrict the exercise of Options.

9.	Term. Subject to the provisions of the Plan and this Master Agreement, you may exercise all or any part of the vested portion of an Option at any time prior to the earliest to occur of:

(a)	the date on which your Continuous Service is terminated for Cause;

(b)	three (3) months after the termination of your Continuous Service for any reason other than for Cause or as a result of your death or Disability;

(c)	twelve (12) months after the termination of your Continuous Service due to your Disability;

(d)	twelve (12) months after the termination of your Continuous Service due to your death; or

(e)	the Expiration Date indicated in the Grant Notice.

Notwithstanding the foregoing, if the exercise of an Option is prevented by the Company within the applicable time periods set forth in Sections 9(b), (c) or (d) for any reason, your Option shall not expire before the date that is thirty (30) days after the date that you (or your legal heirs) are notified by the Company that the Option is again exercisable, but in any event no later than the Expiration Date indicated in your Grant Notice.

10.     Exercise Procedures.

    (a)        Subject to Sections 6 and 9 above and other relevant terms and conditions of the Plan and this Master Agreement, you may exercise the vested portion of an Option during its term by delivering a Notice of Exercise (in a form designated by the Company) specifying the number of Shares for which the Option is being exercised, together with the Exercise Price, to the Board or a Committee appointed by the Board, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then reasonably require.

    (b)        By exercising an Option you agree that, as a condition to any exercise of an Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company (including any Affiliate) arising by reason of (1) the exercise of your Option, or (2) other applicable events (as described in Section 15 of this Master Agreement).

    (c)        Your participation in the Plan, including vesting in any Options, will cease upon termination of Continuous Service for any reason, as described in Section 16(i) of this Master Agreement (unless otherwise provided in the Plan or this Master Agreement).

11.

Documents Governing Issued Common Stock. Shares that you acquire upon exercise of an Option are subject to the terms of the Plan, the Company’s bylaws, the Company’s certificate of incorporation, any applicable Master Agreement relating to such Shares, or any other similar document. You should ensure that you understand your rights and obligations as a stockholder of the Company prior to the time that you exercise an Option.

12.

Limitations on Transfer of Options. Options are not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Any purported assignment, alienation, pledge, sale, transfer or encumbrance, other than as expressly permitted herein, shall be void and unenforceable against the Company and any Affiliate. In the event of your death, your vested Option shall remain exercisable by your executor or administrator, or the person or persons to whom your rights under this Master Agreement shall pass by will or by the laws of descent and distribution, as the case may be. Any heir or legatee shall take rights herein granted subject to the terms and conditions hereof and in accordance with such requirements as may be established by the Company from time to time.

13.

Rights Upon Exercise. You will not have any rights to dividends or other rights of a stockholder with respect to the Shares subject to an Option until you have given written notice of the exercise of the Option, paid the Exercise Price and any applicable taxes for such shares in full, satisfied any other conditions imposed by the Board pursuant to the Plan, if applicable, and become a holder of record of the purchased Shares.

14.	Forfeiture of Options and Related Gains.

(a)

If at any time during your Continuous Service or following the termination of your Continuous Service until the later of (i) the twelve (12) month anniversary of the termination of your Continuous Service for any reason, and (ii) the six (6) month anniversary of the date you exercise any outstanding Options, a Forfeiture Event occurs, then the Company may, in its sole discretion: (A) direct that you return for cancellation (without the payment of any consideration) any Shares which you hold that were issued to you under the Plan, and/or (B) direct that you pay back, in cash or in shares, or any combination thereof, an amount equal to the gain realized or payment received upon the exercise of any of your Options and/or the sale of any underlying Shares obtained under the Plan (whether or not pursuant to the exercise of Options) during the 12 month period immediately preceding the Forfeiture Event or upon or after the occurrence of any such Forfeiture Event. The Company shall determine the manner of the recovery of any such amounts which may be due and which may include, without limitation, set-off against any amounts which may be owed by the Company or any of its Affiliates to you. For purposes of determining whether a “Forfeiture Event” has occurred, the term “Cause” shall mean the following: (i) conduct related to your employment for which criminal penalties may be sought, (ii) the commission of an act of fraud or intentional misrepresentation, (iii) embezzlement or misappropriation or conversion of assets or opportunities of the Company, (iv) any material breach of the non-competition or non-solicitation provisions of the Key Employee Covenants previously provided to you, (v) any material breach of the confidentiality provisions of the Key Employee Covenants, or any other non-disclosure Master Agreement with the Company or other duty of confidentiality, or (vi) any other material breach of the Key Employee Covenants. The Committee, in its sole discretion, may waive at any time in writing this forfeiture provision and release you from liability hereunder.

(b)

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Compensation Committee may terminate any options granted hereunder or require you to reimburse the Company the amount of any payment or benefit received upon exercise of any option granted hereunder to the extent the Option would not have been earned or accrued after giving effect to the accounting restatement.

15.	Responsibility for Taxes and Notice Requirement.

(a)

Regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax (including federal, state and other taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant of the Options, the vesting of the Options, the exercise of the Options, the subsequent sale of any Shares acquired upon exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items.

(b)

You may not exercise an Option unless and until the tax withholding obligations of the Company and/or any Affiliate are satisfied or appropriate arrangements (acceptable to the Company) are made therefor, and you authorize the Company and its Affiliates to take such action as may be necessary to satisfy any such tax withholding obligations.

(c)

If permissible under local law and regulations, you authorize the Company and/or the Employer, at their discretion, to satisfy the obligations with respect to Tax-Related Items by one or a combination of the following: (i) selling or arranging for the sale of Shares otherwise deliverable to you upon exercise of the Options; (ii) withholding from your wages or other cash compensation payable to you by the Company or the Employer (whether in cash, securities or other property); (iii) withholding from proceeds of the sale of Shares purchased upon exercise of the Options (including by means of a “same day sale” program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company and applicable law, including, but not limited to, Section 402 of the Sarbanes-Oxley Act of 2002); or (iv) withholding in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described.

(d)

The Company may permit you to make provision for the payment of any tax withholding obligation by authorizing the Company to withhold Shares having a Fair Market Value equal to the amount of such taxes or a portion thereof, as applicable. The Company may refuse to deliver any of the Shares if you fail to comply with your obligations in connection with the Tax-Related Items described in this Section.

16.	Nature of Grant. In accepting the Options and signing this Master Agreement, you acknowledge that:

(a)

the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

(b)

the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future awards of options, or benefits in lieu of options even if options have been awarded repeatedly in the past;

(c)

the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to any Affiliate, and the Option is outside the scope of your employment contract, if any;

(d)

nothing in this Master Agreement or in the Plan shall confer upon you any right to continue in the employment or service of the Employer or the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Employer or the Company, which rights are hereby expressly reserved, to terminate your employment or service at any time for any reason, with or without Cause except as may otherwise be provided pursuant to a separate written employment agreement. In addition, nothing in this Master Agreement or the Plan shall obligate the Company or your Employer or any of its Affiliates, their respective stockholders, Boards of Directors, officers or employees to continue any relationship that you might have as a Director or Consultant or otherwise for your Employer or the Company or any of its Affiliates;

(e)	all decisions with respect to future grants of Options, if any, will be at the sole discretion of the Company;

(f)	your participation in the Plan is voluntary;

(g)

the Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate or the Employer;

(h)

in consideration of the grant of the Option, no claim or entitlement to compensation or damages arises from termination of the Option or diminution in value of the Option or Shares received upon vesting of the Option resulting from termination of your Continuous Service or other service-providing relationship with the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Master Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(i)

in the event of the termination of your Continuous Service (whether or not in breach of local labor laws), your right to receive and vest in the Option under the Plan, if any, will terminate effective as of the date that you are no longer actively employed or providing service and will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), your right to exercise the Option after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Plan;

    (j)        the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares; and

    (k)        you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

17.

Data Privacy Notice and Consent. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Master Agreement by and among, as applicable, the Employer, the Company, and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

         You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name,

home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).

         You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan,

that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon exercise of the Option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

18.

Severability. If any one or more terms, provisions, covenants or restrictions contained herein shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

19.

Notices. Any notices provided for in this Master Agreement (including the Notice of Exercise required under Section 10 of this Master Agreement) or the Plan shall be given in writing and shall be deemed effectively given upon receipt, or in the case of notices delivered by mail, five (5) days after deposit in the United States mail (or with another delivery service), certified or registered mail, return receipt requested or postage prepaid. Notices from the Company will be provided to you at the last address you provided to the Company and will be deemed effectively given to you at that address.

20.

Language. If you have received this Master Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

21.

Signature in Counterparts. This Master Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

22.

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, Options granted under the Plan or future options that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

23.

Option Subject to Plan Document. By entering into this Master Agreement, you agree and acknowledge that you have received and read a copy of the Plan and this Master Agreement. The Option is subject to the terms and provisions of the Plan, this Master Agreement and the applicable Grant Notice.

24.

Choice of Law. The interpretation, performance and enforcement of this Master Agreement shall be governed by the laws of the State of Utah, without regard to principles of conflicts of laws, as provided in the Plan. For purposes of litigating any dispute that arises under this Master Agreement or the grant of the Option, the parties hereby submit to and consent to the jurisdiction of the State of Utah, agree that such litigation shall be conducted in the courts of Utah Country, Utah, or the federal courts of the United States for the District of Utah where this grant is made and/or to be performed.

        IN WITNESS WHEREOF, the parties have executed this Master Agreement to be effective as of the date first indicated above.

Nu Skin Enterprises, Inc.

By: ______________________________
Title: ______________________________
Date:

Employee

Name:

Date:

Address: